UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2010

Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of  Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On December 9, 2010, the board of directors (the “Board of Directors”) of Hythiam, Inc. (the “Company”) appointed Kelly McCrann, M.D. to the Board of Directors, effective immediately. In connection with his appointment and in consideration of his contemplated service to the Board of Directors, the Board of Directors granted Dr. McCrann an option to purchase 10,800,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).  Such shares vest monthly, after one year, ratably over three years and are exercisable at a price of $0.04 per share.

There are no arrangements or understandings between Dr. McCrann and any other person pursuant to which he was appointed as a director of the Company. There are no transactions to which the Company is a party and in which Dr. McCrann has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. McCrann has not previously held any position at the Company and does not have family relations with any directors or executive officers of the Company.

On December 15, 2010, Marc G. Cummins resigned as a member of our board of directors.

Item 8.01 Other Events.

On December 14, 2010, Hythiam, Inc. issued a press release announcing the appointment of Kelly McCrann, M.D., to its Board of Directors, effective December 9, 2010. A copy of the press release is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

 99.1           Press Release dated December 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hythiam, Inc.

December 16, 2010	By:	/s/ PETER L. DONATO
Peter L. Donato
Chief Financial Officer